                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT made as of this 30th day of June, 1998, by and between PROMOTIONAL MARKETING, L.L.C., an Illinois limited liability company (hereinafter, the "Company"), and JOHN R. KELLEY, JR., a resident of Illinois (hereinafter, "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company and Executive desire to enter into this Agreement whereby the Company will receive the services, skills and expertise of Executive for the period and on the terms and conditions hereinafter set forth;

         WHEREAS, prior to the date hereof, Executive was a manager and a member of the Company, engaged in the advertising and promotional business;

         WHEREAS, contemporaneously with the execution hereof, the Company merged with Upshot Acquiring Corp. ("Acquiror Sub") pursuant to that certain Agreement and Plan of Merger and Plan of Reorganization dated as of June 30, 1998 among the Company, Acquiror Sub, HA-LO Industries, Inc. ("Acquiror"), the Executive and the other members of the Company (the "Merger Agreement"); and

         WHEREAS, in the course of Executive's involvement with the Company, Executive has (i) had access to and learned the confidential information and trade secrets of the Company, and (ii) established relationships with the Company's customers and personnel, all of the foregoing being a part of the goodwill of the Company.

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants contained in this Agreement, and as a material inducement to the Company's execution, delivery and performance of the Merger Agreement, the Company and Executive hereby agree as follows:

         1. ENGAGEMENT. Subject to all the terms and conditions of this Agreement, the Company hereby employs Executive as one of the Managers of the Company and Executive hereby accepts such employment.

         2. TERM. The engagement of Executive hereunder shall, except upon earlier termination, be for a term (the "Term") commencing on the date of this Agreement (the "Effective Date"), and ending on December 31, 2002. The Term shall be extended beyond such date only upon the express written consent of the parties.

         3. EMPLOYMENT SERVICES. During the Term of his employment pursuant to this Agreement, Executive shall render his services to the Company, or otherwise as Executive and Company shall mutually agree. In the performance of his duties hereunder, Executive shall report to the Managers of the Company (other than Executive) or to such other executive officer of the Company or its affiliates as the Majority of the Managers of the Company directs. Executive shall devote all of his working time, efforts and his energy and skill to promote the interests of the Company (which shall include all subsidiaries and affiliates of the Company and Acquiror), and agrees that during the Term he will not engage in any other business activity or have business pursuits or interests except activities or interests which the Majority of the Managers reasonably determines do not conflict or interfere with the performance of the Executive's duties and obligations hereunder.

         4. SALARY.

                  (a) BASE SALARY. In consideration of the services to be rendered by Executive to the Company pursuant to this Agreement, the Company agrees to pay to Executive during the Term, and Executive agrees to accept a base salary ("Base Salary") of one-hundred fifty thousand dollars ($150,000) per annum during calendar year 1998 (prorated to reflect that Executive will only be employed for a portion of 1998) and, thereafter at the rate of two-hundred thousand dollars ($200,000) per annum (subject to applicable withholdings) payable in accordance with the Company's normal payroll practices). If and to the extent the Executive receives payments under any disability plans or policies maintained by the Company, the Base Salary shall be reduced dollar for dollar by the amount of payments so made to the Executive or for his benefit.

                  (b) Intentionally Omitted.

                  (c) BONUS. For the period commencing the date hereof and ending December 31, 1998, Executive may receive a bonus as the Majority of the Managers of the Company shall determine in its sole discretion. With respect to each remaining calendar year of the Term (each, a "Measurement Period"), Executive shall be entitled to receive a bonus (hereinafter, the "Bonus") determined as follows:

                         (i) For each Measurement Period, the Company shall
determine its pre-tax income (each, a "Measurement Period Pre-Tax Income"). In the event the Measurement Period Pre-Tax Income for any Measurement Period is equal to or greater than the Measurement Period Pre-Tax Income for the immediately preceding Measurement Period (or, in the case of the first Measurement Period, is equal to or greater than the pre-tax income for the Company's fiscal year ended December 31, 1998



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

(the "1998 Pre-Tax Income")), the Company shall pay Executive a Bonus in an amount determined as follows:

                  (A) If the ratio of the Measurement Period Pre-Tax Income for any Measurement Period to the Measurement Period Pre-Tax Income for the immediately preceding Measurement Period (or, in the case of the first Measurement Period, the 1998 Pre-Tax Income) (the "Pre-Tax Income Growth Ratio") is equal to or greater than 1.30 but less than 1.40, the Bonus for such Measurement Period shall equal twenty-five thousand dollars ($25,000) plus the product of (a) the ratio of (y) the Pre-Tax Income Growth Ratio less 1.30 to (z) one-tenth (.10) and (b) fifty thousand dollars ($50,000);

                  (B) If the Pre-Tax Income Growth Ratio is equal to or greater than 1.40 but less than 1.50, the Bonus for such Measurement Period shall equal seventy-five thousand dollars ($75,000) plus the product of
         (a) the ratio of (y) the Pre-Tax Income Growth Ratio less 1.40 to (z) one-tenth (.10) and (b) seventy-five-thousand dollars ($75,000); and

                  (C) If the Pre-Tax Income Growth Ratio is equal to or greater than 1.50, the Bonus for such Measurement Period shall equal one-hundred and fifty thousand dollars ($150,000).

                           (ii) For purposes hereof, pre-tax income shall be (a)
determined in accordance with United States generally accepted accounting principles and standards ("GAAP"), applied on a basis consistent with those of prior periods and (b) incorporate the accounting methods, policies, practices and procedures, and classification, judgments and estimation methodology used by the Company in determining the 1998 Pre-Tax Income to the extent consistent with GAAP.

                           (iii) In the event the Company, directly or
indirectly acquires one or more entities which requires Executive to devote substantial time as an employee, then the pre-tax income of such other entities shall be included in the calculation of Measurement Period Pre-Tax Income provided, however, that as a condition of such inclusion the Company and Executive shall mutually agree to revise the Pre-Tax Income Growth Ratio calculations set forth in paragraphs (i)(A), (B) and (C) hereof to reflect such acquisition or acquisitions.

                           (iv) The Bonus shall be paid to Executive by the
Company as soon as practicable following the close of each calendar year of the Term (commencing with the end of the first Measurement Period) and the Company's determination of the Measurement Period Pre-Tax Income for the Measurement Period then ended.

         5.       EMPLOYEE BENEFITS; EXPENSE REIMBURSEMENT.



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

                  (a) During the Term of this Agreement, Executive shall be entitled to participate in any tax-qualified profit sharing, pension, retirement or insurance (including life and medical insurance) plan maintained by the Company and made generally available to employees of the Company.

                  (b) Subject to the rules, policies and regulations of the Company in effect from time to time and applicable to its employees, Executive shall be entitled to reimbursement by the Company for reasonable and customary travel, business, entertainment and other business related expenses incurred by him in carrying out his duties under this Agreement in a manner consistent with past practices.

         6. OTHER ACKNOWLEDGMENTS; ACCEPTANCE OF ORDERS. Except to the extent expressly inconsistent with the provisions of this Agreement, Executive shall strictly adhere to all policies and procedures established by the Company from time to time in its sole and exclusive discretion, generally applicable to all executive's of the Company and disclosed to Executive.

         7.       TERMINATION.

                  (a) GENERALLY. Except as otherwise provided herein, the Term of this Agreement and Executive's employment hereunder shall terminate upon the first to occur of the following events: (1) stated expiration in accordance with Section 2 hereof, (2) the mutual agreement of the Company and Executive to so terminate this Agreement, (3) the Company's election to terminate this Agreement or Executive's employment hereunder "For Cause" (as hereinafter defined) or (4) the death or Disability of Executive. The term "Disability" shall mean any mental, physical or emotional disability or condition which lasts for one hundred eighty (180) days or more within any nine (9) month period, and which prevents Executive from fully performing his duties hereunder. Disability shall be determined by a Chicago-area physician mutually selected by the Company and Executive.

                  (b) FOR CAUSE. The term "For Cause" shall mean any one of the following: (1) notice by the Company of the commission by Executive of a breach of any material covenant, provision, term or condition set forth in this Agreement and the failure to cure such breach (or persuade the Company that no such breach occurred) within thirty (30) days following notice thereof from the Company; (2) the conviction by Executive of, or plea of NOLO CONTENDERE to, a felony or crime involving moral turpitude; (3) the conviction by Executive of, or plea of NOLO CONTENDERE an act of personal dishonesty or fraud involving personal profit, including, without limitation, theft, embezzlement, fraud or other misappropriation of property; (4) the commission by Executive of an act which a majority of the Company's Managers has reasonably found to have involved willful misconduct or gross negligence on the part of Executive, and which has or may reasonably have a



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

         material adverse affect on the revenues, profits or reputation of the Company; or (5) after notice and seven (7) days to cure, Executive's continued exhibition of habitual absenteeism (without explanation satisfactory to the majority of the Managers of the Company), or Executive's continued inability or repeated failure to perform any lawful and reasonable directives or rules required in connection with Executive's employment and position with the Company.

                  (c) CHANGE OF CONTROL. Executive shall be entitled to terminate this Agreement, without liability or obligation to the Company in respect of such early termination, at any time during the twelve month period following any Change of Control (as hereinafter defined) provided Executive provides the Company with at least six months advance notice of Executive's exercise of such right of termination pursuant to this Section7(c). As used herein, a "Change of Control" shall mean any transaction or series of related transactions pursuant to any single person, entity or group of related entities acquires fifty percent (50%) or more of the issued and outstanding shares of common stock of Acquiror.

                  (d)      EFFECT UPON TERMINATION.

                           (i) In the event the Term of this Employment
         Agreement is terminated pursuant to Section 7(a), (b) or (c) hereof, except as otherwise provided herein, all rights, duties and obligations of the parties pursuant to this Employment Agreement shall terminate, except to the extent that Executive's compensation earned through the date of termination.

                           (ii) In the event Executive's employment shall terminate pursuant to the terms of this Agreement, Executive shall not be entitled to severance pay notwithstanding any contrary policies and practices of the Company.

                  (e) SURVIVAL OF COVENANTS. Notwithstanding anything herein to the contrary, upon termination of the Term of this Employment Agreement for any reason, the provisions of this Section 7 and the terms and conditions of Sections 8 through 13 of this Employment Agreement shall remain in full force and effect and shall be binding on and enforceable against Executive and the Company as though such termination had not occurred. Executive hereby acknowledges that his agreement to the survival to the terms and conditions of Sections 8 through 13 of this Employment Agreement constitute a material inducement to the Company to enter into this Agreement.

         8. EXECUTIVE'S REPRESENTATION. Executive hereby represents and warrants to and with the Company that he is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreement or restrictions arising out of Executive's prior employment or independent contractor relationships, which would be breached or violated by Executive's execution of this Agreement or by Executive's performance of his duties hereunder.

         9. CONFIDENTIALITY. Executive acknowledges that by virtue of his employment with the Company he will be or has been exposed to or has access to confidential information regarding the Company's and Acquiror's business of the most sensitive nature, including but not limited to, trade secrets and proprietary information, all of which are proprietary to the Company or Acquiror, as the case may be. Executive further acknowledges that it would be possible for an employee, upon termination of his association with the Company, to use the knowledge or information obtained while working for or with the Company or Acquiror to benefit other individuals or entities. Executive acknowledges that the Company and Acquiror has expended, and in reliance on this Agreement is willing to consummate the transactions contemplated by the Merger Agreement and to continue to expend considerable time and resources in the development of certain confidential information used in connection with their business and in the acquisition of analogous information of Acquiror pursuant to the Merger Agreement, including without limitation business strategies and goals, accounting methodology, pricing systems, advertising brochures and materials, graphic and other designs, marketing programs and techniques, copyrighted and non-copyrighted software source codes or object codes, technology applications and advances, customer, client, and customer and client prospect lists or records, customer information, customer mark-ups, information regarding independent contractors and vendors, confidential information and trade secrets of third parties, supplier information, and, generally, the confidential information of the Company or Acquiror which gives, or may give, the Company or Acquiror an advantage in the marketplace against their respective competitors (all of the foregoing [including, expressly such similar information of Acquiror] being herein referred to collectively as "Proprietary Information"), and which will be (or had been) disclosed to or learned by Executive solely for the purpose of Executive's employment with the Company or Acquiror; PROVIDED, HOWEVER, the term "Proprietary Information" shall not include information which (a) has been publicly disclosed by the Company or Acquiror, (b) is independently developed by a party other than the Company, Acquiror or Executive other than on the Company's or Acquiror's behalf, (c) is generally known without breach of an agreement with the Company or Acquiror within the industry or lines of business engaged in by the Company or Acquiror, or (d) constitutes Executive's general business knowledge. Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of the Company and Acquiror and, therefore, agrees that during the Term and thereafter, for any reason whatsoever, he shall hold and keep secret the Proprietary Information as described herein and the confidential information of the customers or clients of the Company or of Acquiror which Executive learns or had learned in his capacity as an employee of the Company or Acquiror (the "Customer Information"), as to which Executive at any time during his employment shall become informed, and Executive shall not directly or indirectly disclose any Proprietary Information or Customer Information to any person, firm or corporation or use the same except in connection with the business and affairs of the Company.

         10. NON-DISTURBANCE; NON-DISPARAGEMENT. Executive covenants that for a period equal to (the "Restricted Period") the greater of (a) five (5) years from the date hereof and (b) the Term and for a period to three (3) years thereafter, Executive shall not, directly or indirectly, as an employee, agent, salesman or member of any person, corporation, firm or otherwise (a) solicit any employee, agent or independent contractor, account executive, sales representative of the Company or Acquiror or make such other contact with the employees, agents or independent contractors, account executives or sales representatives of the Company or Acquiror, the product of which contact will or may yield a termination of the employment, agency or independent contractor, account executive or sales representative relationship of such employees, agents or independent contractor sales representative from the Company or Acquiror, or (b) make, whether in writing or orally, disparaging statements or inferences with respect to the Company or Acquiror, their respective businesses, officers or shareholders (other than statements required in connection with matters asserted by the Executive in the enforcement of his rights hereunder).

         11. NON-COMPETITIVE COVENANTS. Executive covenants that during the Restricted Period, Executive shall not, directly or indirectly, in the continental United States, and in any province or other political jurisdiction of any other foreign jurisdiction within which the Company engages in business and derives revenues (collectively, the "Subject Jurisdictions"), for his own account, or as an employee, consultant, agent, partner, joint venturer, beneficiary of a trust or trustee of a trust, owner or officer of any other person, firm, partnership, corporation, trust or other entity, or in any other capacity, in any way conduct or engage in a business (a) which directly competes with the business as engaged in by the Company as of the date hereof and as of the date of termination of Executive's employment (collectively, the "Business") for any reason or (b) in which Executive, directly or indirectly, uses or discloses Proprietary Information; provided, however, that Executive's ownership of less than five percent (5%) of the issued and outstanding securities of any corporation or other entity whose securities are listed and traded on a nationally registered securities exchange or market (a "Public Company") for whom the Executive is not actively involved in any capacity shall not constitute a violation of this Section 11.

         12. NON-SOLICITATION. Executive hereby covenants and agrees that, during the Restricted Period, for any reason whatsoever, he shall not, directly or indirectly, as an employee, consultant, agent, partner, beneficiary of a trust or trustee of a trust, joint venturer, owner or officer of any other person, firm, partnership, trust, corporation or other entity, or in any other capacity, in any way call upon or solicit, any person or entity which was or is, a Customer or Client or Prospective Customer or Client of the Company or Acquiror to sell products or render services which compete with the Business as now or hereafter conducted; provided, however, that Executive's ownership of less than five percent (5%) of the issued and outstanding securities of any Public Company for whom the Executive is not actively involved in any capacity shall not constitute a violation of this



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Section 12. For purposes of this Agreement, (i) the term "Customer or Client"
shall mean any person, firm, partnership, corporation, trust or other entity to whom the Company or Acquiror has sold goods or services within the twelve (12) month period prior to the date of Executive's termination of employment with the Company and (ii) the term "Prospective Customer or Client" shall mean any person, firm, partnership, trust, corporation or other entity to whom the Company, has made a written presentation or proposal, or presented written materials at a meeting, within the twelve (12) month period prior to the date of Executive's termination of employment with the Company.

         13. RETURN OF MATERIALS. Executive will, at any time upon the request of the Company, and in any event upon the termination of his employment, for whatever reason, immediately return and surrender to the Company originals and all copies of all records, notes, memoranda, electronic files, personal computers, computer discs, computer equipment, software, telephones, price lists, customer and customer prospect lists, business plans, recordings and other documents and other property belonging to the Company, created or obtained by Executive as a result of or in the course of or in connection with Executive's employment with the Company or Acquiror; provided, however, if the Company shall request that such records and other documents be returned prior to the termination of this Agreement, the Company will afford the Employee access to such records and other documents as are reasonably required in the performance of the Employee's duties hereunder. Executive acknowledges that all such materials are, and will always remain, the exclusive property of the Company.

         14.      REMEDIES.

                  (a) Executive further acknowledges that in the event his employment with the Company terminates for any reason, he will be able to earn such a livelihood without violating the foregoing restrictions and that his ability to earn a livelihood without violating such restrictions is a material condition to his continued employment with the Company.

                  (b) Executive acknowledges that compliance with the restrictive covenants set forth in Sections 10 through 13 herein is necessary to protect the business, goodwill and Proprietary Information of the Company and that a breach of these restrictions will irreparably and continually damage the Company for which money damages may not be adequate. Consequently, Executive agrees that, in the event that he breaches or threatens to breach any of these covenants, the Company shall be entitled to both (1) a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm, and (2) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit the Company from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that the Company may choose to enforce the restrictive covenants



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         in Sections 10 through 13 hereof, in part, or to enforce any of said restrictive covenants to a lesser extent than that set forth herein.

                  (c) REVISION. In the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon or are otherwise invalid, for whatsoever cause, then the court so holding shall reduce and is so authorized to reduce, the territory to which it pertains and/or the period of time in which it operates, or the scope of activity to which it pertains or effect any other change to the extent necessary to render any of the restrictions of this Agreement enforceable.

         15. GENERAL PROVISIONS.

                  (a) SEVERABILITY. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

                  (b) BINDING AGREEMENT. This Agreement shall be binding upon the parties, their heirs, successors, personal representatives and assigns. The Company may assign this Agreement to any successor in interest to the business, or part thereof, of the Company including, but not limited to, Acquiror or any of its subsidiaries or affiliates. Executive may not assign any of his obligations or duties hereunder.

                  (c) CONTROLLING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted and construed according to the laws of the State of Illinois. Executive hereby consents to the jurisdiction of the state and federal courts in Illinois in the event that any disputes arise under this Agreement.

                  (d) ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with regard to the subject matter hereof, and may not be changed orally, but only by an agreement in writing signed by the parties hereto.

                  (e) FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of the Agreement.



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                  (f) SURVIVAL. The obligations contained in this Agreement
         shall survive the termination, for any reason whatsoever, for cause or otherwise, of Executive's employment with the Company.

                  (g) HEADINGS. All numbers and heading of sections are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any Section.

                  (h) NOTICES. All notices which are required, permitted or contemplated hereunder to be given or made shall be given or made in writing by certified mail (return receipt requested) to Executive at 3134 North Orchard, #3, Chicago, Illinois 60657 and to the Company at 5980 West Touhy Avenue, Niles, Illinois, 60714, Attention: Mr. Lou Weisbach.

                  (i) GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

                  (j) LEGAL FEES. In the case of any legal action taken by any party hereto against any one or more of the other parties hereto, the prevailing party or parties to such action shall be entitled to reimbursement of all reasonable costs and expenses (including but not limited to reasonable attorneys fees and expenses) incurred by the prevailing party in connection with such action.



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         WHEREFORE, the parties have executed this Agreement on the date and year first above written.

PROMOTIONAL MARKETING, L.L.C.          EXECUTIVE:



By:_________________________________   ____________________________________
  Its:______________________________   John R. Kelley, Jr.





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